Exhibit 99.1

COMPANY CONTACT:

Mark W. Brugger
(240) 744-1150

FOR IMMEDIATE RELEASE

MONDAY, MARCH 6, 2006

DIAMONDROCK ANNOUNCES IT HAS ENTERED INTO AN AGREEMENT TO PURCHASE
THE CHICAGO MARRIOTT DOWNTOWN MAGNIFICENT MILE

BETHESDA, MD, March 6, 2006 – DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH) today announced that it has entered into a definitive binding agreement with a joint venture between affiliates of The Carlyle Group and LaSalle Hotel Properties (NYSE: LHO) to acquire the 1,192-room Chicago Marriott Downtown Magnificent Mile located in Chicago, Illinois. The contractual purchase price for the hotel is $295 million plus approximately $11 million of net consideration in the form of an assumed property tax liability and other adjustments. The hotel is budgeted to generate $25.8 million of earnings before interest, taxes, depreciation and amortization (or “EBITDA”) for the full year 2006.

“We are pleased we could secure such an outstanding hotel on an off-market basis at attractive pricing – an 11.86 multiple of budgeted 2006 EBITDA. The recently renovated hotel has outstanding meeting space and is located in one of the very best locations in the city.  The Chicago Marriott Downtown provides DiamondRock with a great convention hotel in one of the top convention markets in the country,” commented William W. McCarten, Chairman and Chief Executive Officer of DiamondRock.

“We believe 2006 is stacking up as a potentially record convention year for Chicago and 2007 should also be a strong year. The expansion of McCormick Place is now scheduled to open in 2007, eight months ahead of schedule.  With relatively few increases to supply in the pipeline and several hundred hotel rooms scheduled to be removed from the market, we believe that the Chicago hotel market has significant upside. We project a double digit RevPAR increase at the hotel this year,” added John Williams, President and Chief Operating Officer of DiamondRock.

DiamondRock expects to close on this acquisition prior to the end of the Company’s first fiscal quarter, March 24, 2006. DiamondRock made a $5 million non-refundable deposit upon entering into the purchase agreement.  The closing of the acquisition is subject to several standard conditions.

DiamondRock intends to finance the purchase through a combination of assuming the existing $220 million limited recourse secured mortgage backed debt, drawing on our corporate credit facility and obtaining a term loan from Wachovia Bank, National Association.

DiamondRock Hospitality Company

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward- looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward- looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete the Chicago Marriott Downtown acquisition.  Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reconciliation of Net Income to 2006B EBITDA

2006B

Estimated Net Income	$2,100,000
Income Taxes	400,000
Depreciation Expense	10,500,000
Interest Expense	12,800,000

Estimated EBITDA	$25,800,000

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

DiamondRock Hospitality Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of premium hotel properties.  Upon completion of the acquisition of the Chicago Marriott, DiamondRock will own 16 hotels with 7,311 rooms.  The Company has a strategic acquisition sourcing relationship with Marriott International.  For further information, please visit the DiamondRock’s website at www.drhc.com.